Ex. 10.69
ASSIGNMENT
This Assignment is made

by Rockford Corporation of Tempe, Arizona and Rockford Europe Vertriebs GmbH (together referred to as “Rockford”) as assignors

and

Fünfundsiebzigste TVG Vermögensverwaltungsgesellschaft mbH (in future: Maxxsonics Europe GmbH, referred to as “Maxxsonics Europe GmbH”) as assignee pursuant to the Agreement between Tobias Wahl in his capacity as insolvency trustee for MB Quart GmbH and Rockford of 11 March 2005 (the “March 11 Agreement”) as changed and amended on 22 September, 2005 for good and valuable consideration receipt of which is hereby confirmed
1.	Assignment. Rockford hereby assigns to Maxxsoncis Europe GmbH:
a.	All right, title and interest Rockford may have in the “MB Quart” name and mark and the MB Quart Ancillary Marks worldwide, any registrations or applications for registration thereof, including without limitation the MB Quart Registrations, and the goodwill of the business in connection with the “MB Quart” name and mark and the MB Quart Ancillary Marks as contained in but not limited to the Marks contained in Schedule 1 (collectively the “MB Quart Marks”);

b.	All right, title and interest of whatever nature in every country in the world in copyrights in instructions, manuals, packages, advertisement, marketing materials, websites, and any other original work that relates or refers to any product marketed under the MB Quart Marks (together: the “Marketing Material”), except for the Marketing Material held in stock by Rockford relating to the Rockford Inventory. (The copyright rights referred to in this Section will be referred to as the “Copyrights”);

c.	All right, title and interest of whatever nature, including without limitation, patents, patent rights, trade secrets, inventions, industrial designs, and maskworks and the right to apply for patents, industrial designs and maskworks protection, on all acoustic products and components of acoustic products designed, developed, engineered or invented by MB Quart or for MB Quart (together, the “Patent Rights” and, when excluding the Excluded Patent Rights, the “MB Quart Patent Rights”), except this transfer does not include, and Rockford retains all rights with respect to (a)

Patent Rights developed by Rockford or its agents exclusively for Rockford and (b) patent rights relating to amplifiers and subwoofers in the car audio field (the “Excluded Patent Rights”). For the avoidance of doubt the parties agree that all the technology used for the production of speakers sold under the label MB Quart at MB Quart’s facility in Obrigheim, Germany, or at any other location except Rockford facilities in the US has belonged and will belong to MB Quart and that all the technology for subwoofers and amplifiers for the car audio field has belonged and will belong to Rockford;
d.	Rockford’s entire right, title and interest in and to any and all claims and demands it may have, at law or in equity, for past infringement of the MB Quart Marks, the Copyrights, and the MB Quart Patent Rights.

e.	In the case of each assignment set forth above, Rockford will retain the right to use the MB Quart Marks, the Copyrights, and the MB Quart Patent Rights in North America solely in connection with (a) sales of the Rockford Inventory (as defined in the March 11 Agreement), which Rockford will have the right to complete in the time and manner it determines is necessary, and (b) warranty and repair service for MB Quart products sold by Rockford.
2.	Rockford Warranties. Rockford warrants to Maxxsonics Europe GmbH as follows:
          a. Rockford has the right, power and authority to enter into this Agreement and to perform all terms of this Agreement, including without limitation, the assignment of its rights, title and interest in the MB Quart Marks, the Copyrights, and the MB Quart Patent Rights and the Rockford MB Quart Claims.
          b. Rockford has not registered, or filed an application to register, and does not claim an interest, direct or indirect, in any trademark registration or application to register a trademark anywhere in the world for the MB Quart Marks, or any mark confusingly similar thereto, except for the MB Quart Registrations.
          4. Maxxsonics Europe GmbH’s Obligation. Unless Rockford and Maxxsonics Europe GmbH reach other agreements for the handling of MB Quart warranty claims, Maxxsonics Europe GmbH shall deliver MB Quart products to Rockford at reasonable prices (no more than cost plus 20%) to put Rockford in a position to fulfill its warranty obligations from the sale of MB Quart products built in Obrigheim.
          5. Termination period for the use of the Oracle system. According Section 3 d of the March 11 Agreement Maxxsonics Europe GmbH has the right to use the Oracle Computer System until December 31, 2005 at the costs specified in Section 3 d of the March 11 Agreement. Rockford and Maxxsonics Europe GmbH agree that Maxxsonics Europe GmbH has the right to terminate this use earlier than December 31, 2005, by giving seven days notice. Maxxsonics Europe GmbH acknowledges that such services will terminate no later than December 31, 2005, and will not be available after that date.
          6. Miscellaneous. This Assignment shall be signed in two counterparts and one original shall be delivered to Rockford and Maxxsonics Europe GmbH respectively.

     IN WITNESS WHEREOF, the parties, intending to be bound, have by their duly authorized representatives executed this Agreement as of the dates written below.

Rockford Corporation		Rockford Europe Vertriebs GmbH
(“Rockford US”)		(“Rockford GmbH”)
By:	/s/ Richard G. Vasek	By:	/s/ Richard G. Vasek

Name:	Richard G. Vasek	Name:	Richard G. Vasek

Title:	CFO/Secretary	Title:	CFO/Secretary

Date:	09/22/05	Date:	09/22/05

and

Maxxsonics Europe Gmbh

By:

Name:

Title:

Date:

Schedule 1
To the Assignment
MB Quart Marks and Ancillary Marks
1.	Trademarks

Mark	Kind	Country	Owner	Status	Reg. no.	Application Date	Expiry Date	Class
MB QUART	National	USA	reg. by MB USA, assignment recorded	live	74545648	05.07.1994

MB QUART	National	USA	reg. by MB USA, assignment recorded	live	74540016	20.06.1994

MB QUART	National	USA	reg. by MB USA, assignment recorded	live	74540015	20.06.1994

MUSICOMP	National	USA	Rockford Corp.	live	74676239	15.05.1995

BALCONY	National	USA	Rockford Corp.	live	74667468	04.6.1996

MB QUART	National	Canada	Rockford Corp.	live	TMA467266	12.06.1996

MB AND DESIGN	National	Thailand	Rockford (Europe) Elektronik	live	TM 117661	01.11.1990	01.10.2010	9

MB QUART	National	Indonesia	Rockford Corp.	live	516425	10.08.2001	10.08.2011	20

MB QUART	National	Indonesia	Rockford Corp.	live	516424	10.08.2001	10.08.2011	9

MB QUART	National	Saudi Arabia	Rockford Corp.	Pending	86955 (Appl.)	30.12.2003		9

MB QUART	National	United Arab Emirates	Rockford Corp.	Pending	58051 (Appl.)	29.12.2003		9

VERA		USA	Rockford Corp.		2,809,456	??	??	S
2.	Design Rights

US Design Patent (US D484,494), registered on 19.11.2002 and assigned to Rockford Corporation, Tempe, Arizona, USA
3.	Domain names
www.mbquart.org (owner is MB USA)